IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

x
In re: ATLAS RESOURCE PARTNERS, L.P., et al. Debtors.[1]	: : : : : : : x	Case No. 16- Chapter 11

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF ATLAS RESOURCE PARTNERS, L.P., ET

AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

David M. Turetsky

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM, LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Fax: (212) 735-2000

-and-

Ron E. Meisler

Felicia Gerber Perlman

Carl T. Tullson

155 N. Wacker Dr.

Chicago, Illinois 60606-1720

Telephone: (312) 407-0700

Fax: (312) 407-0411

Proposed Counsel for Debtors and Debtors in Possession

Dated: July 25, 2016

[1]	The Debtors and the last four digits of their taxpayer identification numbers (as applicable) are as follows: Atlas Resource Partners, L.P. (1625), ARP Barnett Pipeline, LLC (2295), ARP Barnett, LLC (2567), ARP Eagle Ford, LLC (6894), ARP Mountaineer Production, LLC (9365), ARP Oklahoma, LLC (5193), ARP Production Company, LLC (9968), ARP Rangely Production, LLC (1625), Atlas Barnett, LLC (4688), Atlas Energy Colorado, LLC (0015), Atlas Energy Indiana, LLC (0546), Atlas Energy Ohio, LLC (5198), Atlas Energy Securities, LLC (5987), Atlas Energy Tennessee, LLC (0794), Atlas Noble, LLC (5139), Atlas Pipeline Tennessee, LLC (4919), Atlas Resource Finance Corporation (2516), Atlas Resource Partners Holdings, LLC (5285), Atlas Resources, LLC (2875), ATLS Production Company, LLC (0124), REI-NY, LLC (5147), Resource Energy, LLC (5174), Resource Well Services, LLC (5162), Viking Resources, LLC (5124). The address of the Debtors’ corporate headquarters is Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275.

TABLE OF CONTENTS

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation; Application of Definitions and Rules of Construction	18
C.	Governing Law	18
D.	Reference to Monetary Figures	18
Article II ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS		19
A.	Administrative Expense Claims	19
B.	Priority Tax Claims	19
Article III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		20
A.	Classification in General	20
B.	Formation of Debtor Groups for Convenience Only	20
C.	Summary of Classification	20
D.	Treatment of Claims and Interests	21
E.	Special Provision Governing Unimpaired Claims	23
F.	Discharge of Claims	24
Article IV ACCEPTANCE REQUIREMENTS; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS		24
A.	Impaired Classes to Vote on Plan	24
B.	Acceptance by Class of Creditors	24
C.	Cramdown	24
Article V MEANS FOR IMPLEMENTATION OF THE PLAN		25
A.	Non-Substantive Consolidation	25
B.	Operations Between the Confirmation Date and Effective Date	25
C.	Restructuring Transactions	25
D.	Exit Facility	26
E.	New Second Lien Credit Agreement	27
F.	Issuance of New HoldCo Common Shares	28
G.	Section 1145 Exemption	29
H.	Cancellation of Notes, Certificates, and Instruments	29
I.	Governance Documents and Corporate Existence	29
J.	Reorganized Debtors’ Boards of Directors	30
K.	Management Incentive Program	30
L.	Employee Matters	30
M.	Corporate Action	31
N.	Effectuating Documents; Further Transactions	31
O.	Vesting of Assets in the Reorganized Debtors	31
P.	Section 1146 Exemption from Certain Taxes and Fees	32
Q.	D&O Liability Insurance Policies and D&O Indemnification Provisions	32
R.	Preservation of Causes of Action	32
S.	Preservation of Royalty and Working Interests	33
T.	Closing of the Chapter 11 Cases	33
U.	Certain Tax Matters	33
V.	Restructuring Expenses	34

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Article VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		35
A.	Assumption of Executory Contracts and Unexpired Leases	35
B.	Assignment of Executory Contracts or Unexpired Leases	35
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.	Reservation of Rights	37
E.	Contracts and Leases Entered Into After the Petition Date	37
Article VII DISTRIBUTIONS UNDER THE PLAN		37
A.	Procedures for Treating Disputed Claims	37
B.	Allowed Claims and Equity Interests	38
C.	Surrender of Cancelled Instruments or Securities	40
D.	Allocation of Distributions Between Principal and Unpaid Interest	41
Article VIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		41
A.	Compromise and Settlement of Claims, Interests and Controversies	41
B.	Releases by the Debtors	41
C.	Releases by Holders of Claims	43
D.	Exculpation	44
E.	Discharge of Claims and Termination of Interests	44
F.	Injunction	44
G.	Term of Injunctions or Stays	45
H.	Release of Liens	45
I.	Termination of Subordination Rights	46
Article IX CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		46
A.	Conditions Precedent to Confirmation	46
B.	Conditions Precedent to the Effective Date	47
C.	Waiver of Conditions	48
D.	Substantial Consummation	48
E.	Effect of Failure of Conditions	48
Article X MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		49
A.	Modification and Amendments	49
B.	Effect of Confirmation on Modifications	49
C.	Revocation or Withdrawal of the Plan	49
Article XI RETENTION OF JURISDICTION		50
Article XII MISCELLANEOUS PROVISIONS		52
A.	Immediate Binding Effect	52
B.	Additional Documents	52
C.	Dissolution of any Statutory Committee	52
D.	Reservation of Rights	52
E.	Successors and Assigns	52
F.	Notices	52
G.	Entire Agreement	54
H.	Severability of Plan Provisions	55
I.	Exhibits	55
J.	Votes Solicited in Good Faith	55
K.	Conflicts	55

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TABLE OF EXHIBITS

Exhibit A: Restructuring Support Agreement

Exhibit B: Key Executives

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INTRODUCTION

Each of Atlas Resource Partners, L.P.; ARP Barnett, LLC; ARP Barnett Pipeline, LLC; ARP Eagle Ford, LLC; ARP Mountaineer Production, LLC; ARP Oklahoma, LLC; ARP Production Company, LLC; ARP Rangely Production, LLC; Atlas Barnett, LLC; Atlas Energy Colorado, LLC; Atlas Energy Indiana, LLC; Atlas Energy Ohio, LLC; Atlas Energy Securities, LLC; Atlas Energy Tennessee, LLC; Atlas Noble, LLC; Atlas Pipeline Tennessee, LLC; Atlas Resource Finance Corporation; Atlas Resources, LLC; Atlas Resource Partners Holdings, LLC; ATLS Production Company, LLC; REI-NY, LLC; Resource Energy, LLC; Resource Well Services, LLC; and Viking Resources, LLC (each, a “Debtor” and, collectively, the “Debtors”) respectfully propose this joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the history, business, and operations of the Debtors and their subsidiaries, (ii) a summary and analysis of the Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation in accordance with the Restructuring Support Agreement.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN, THE ACCOMPANYING DISCLOSURE STATEMENT, AND THEIR RESPECTIVE EXHIBITS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1. “7.75% Senior Notes” means the 7.75% senior unsecured notes due 2021 issued by Holdings and FinCo pursuant to the 7.75% Senior Notes Indenture.

2. “7.75% Senior Notes Claims” means any Claim arising under or in connection with the 7.75% Senior Notes.

3. “7.75% Senior Notes Indenture” means the Indenture, dated as of January 23, 2013, by and among Holdings, ARP, FinCo, certain subsidiary guarantors named therein and the 7.75% Senior Notes Indenture Trustee, as trustee, relating to the 7.75% Senior Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

4. “7.75% Senior Notes Indenture Trustee” means U.S. Bank National Association and/or its duly appointed successor, in its capacity as indenture trustee under the 7.75% Senior Notes Indenture.

5. “9.25% Senior Notes” means the 9.25% senior unsecured notes due 2021 issued by Holdings and FinCo pursuant to the 9.25% Senior Notes Indenture.

6. “9.25% Senior Notes Claims” means any Claim arising under or in connection with the 9.25% Senior Notes.

7. “9.25% Senior Notes Indenture” means the Indenture, dated as of July 30, 2013, by and among Holdings, ARP, FinCo, certain subsidiary guarantors named therein and the 9.25% Senior Notes Indenture Trustee, as trustee, relating to the 9.25% Senior Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

8. “9.25% Senior Notes Indenture Trustee” means U.S. Bank National Association and/or its duly appointed successor, in its capacity as indenture trustee under the 9.25% Senior Notes Indenture.

9. “Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

10. “Administrative Expense Claim” means a Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; (e) the Restructuring Expenses, and (f) all other claims entitled to administrative claim status pursuant to an order of the Bankruptcy Court.

11. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

12. “Allowed” means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest (or any portion thereof) that the Debtors have assented to the validity of or that has been (a) allowed by an order of the Bankruptcy Court, (b) allowed pursuant to the terms of this Plan, (c) allowed by agreement between the Holder of such Claim and the Debtors or Reorganized Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, or (d) allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” or an Equity Interest as an “Allowed Equity Interest,” the Debtors do not waive their rights to contest the amount and validity of such Claim or Equity Interest to the extent it is disputed, contingent or unliquidated, in the manner and venue in which such Claim or Equity Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further that the amount of any Allowed Claim or Allowed Equity Interest shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code. An Allowed Claim (i) includes a disputed Claim to the extent such Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

13. “Amended Organizational Documents” means the forms of certificates of incorporation, certificates of formation, limited liability company agreements, partnership agreements, or other forms of organizational documents and bylaws for the Reorganized Debtors, consistent with the Restructuring Support Agreement and otherwise acceptable in all material respects to the Debtors and the Required Consenting Creditors. To the extent such Amended Organizational Documents reflect material changes to the Debtors’ existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents will be included in the Plan Supplement.

14. “ARP” means Atlas Resources Partners, L.P., a Delaware limited partnership organized as a master limited partnership. On the Effective Date, ARP shall liquidate without the need for unitholder approval.

15. “ARP Equity Interest” means an Equity Interest in ARP.

16. “ARP Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Atlas Resource Partners, L.P., dated as of March 13, 2012, as amended by Amendment No. 1 dated as of July 25, 2012, Amendment No. 2 dated as of July 31, 2013, Amendment No. 3 dated as of October 2, 2014, Amendment No. 4 dated as of November 3, 2014, Amendment No. 5 dated as of February 27, 2015, and Amendment No. 6 dated as of April 14, 2015.

17. “ARP Mgt LLC” means [LEGAL NAME], a subsidiary of ATLS that shall be formed on or before the Effective Date of the Plan in accordance with the Restructuring Support Agreement. ARP Mgt LLC shall manage New OpCo LLC as the delegate of New HoldCo.

18. “Assumed Agreement” means an Executory Contract or Unexpired Lease which has been assumed by the Debtors.

19. “ATLS” means Atlas Energy Group, LLC, the general partner of ARP.

20. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under Chapter 5 of the Bankruptcy Code, including, sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code.

21. “Ballot” means the form distributed to each holder of a Claim in an Impaired Class entitled to vote on the Plan on which to indicate its acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon.

22. “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

23. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

24. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as well as the general and local rules of the Bankruptcy Court.

25. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

26. “Cash” means legal tender of the United States of America.

27. “Cash Collateral Order” means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order granting such relief, entered by the Bankruptcy Court on [DATES], respectively which order shall be in substantially similar form to the interim cash collateral order attached as Exhibit F to the Restructuring Support Agreement with any changes as agreed to by the First Lien Agent, and to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders.

28. “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law preferential or fraudulent transfer or other avoidance claim, and (f) any Avoidance Action.

29. “Chapter 11 Cases” means the chapter 11 cases commenced by the Debtors.

30. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code, as against any Debtor.

31. “Claims Objection Deadline” means the first Business Day that is the later of (a) one hundred and eighty (180) days after the Effective Date or (b) such later date the Bankruptcy Court may establish upon a motion by the Debtors or Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

32. “Class” means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

33. “Compensation and Benefits Plans” means employee-related plans including 401(k) plans, employee insurance benefits, and flexible spending accounts.

34. “Common Units” means ARP’s issued and outstanding Common Units, as defined in the ARP Limited Partnership Agreement.

35. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order.

36. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be continued from time to time.

37. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors and the Required Consenting Creditors.

38. “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws, and other formation documents of the Debtors and the Reorganized Debtors, including New HoldCo, which documents shall be consistent with the Restructuring Support Agreement and otherwise acceptable in all material respects to the Debtors and the Required Consenting Creditors.

39. “Cure” means the payment of Cash by the Debtors, or the distribution of other property or other action (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an Executory Contract or Unexpired Lease of the Debtors that the Debtors may assume under section 365(a) of the Bankruptcy Code.

40. “D&O Indemnification Provisions” means each of the indemnification provisions, agreements or obligations in place as of the Petition Date, whether in the bylaws, certificate of incorporation or other formation and organizational documents, board resolutions or employment contracts, for the Debtors and the current and former directors, officers, members, employees, attorneys, other professionals and agents of the Debtors.

41. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’ and officers’ liability.

42. “Debtor” or “Debtors” has the meaning set forth in the introductory paragraph of the Plan.

43. “Debtors in Possession” means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

44. “Definitive Documentation” has the meaning set forth in the Restructuring Support Agreement.

45. “Disbursing Agent” means any Entity acting in its capacity as an agent to make or facilitate distributions pursuant to the Plan under Article VII of the Plan (including any Debtor, Reorganized Debtor, the First Lien Agent, the Second Lien Agent, or the Indenture Trustees, as applicable).

46. “Disclosure Statement” means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

47. “Distribution Date” means, with respect to holders of First Lien Claims, the Effective Date and, with respect to holders of other Allowed Claims, the date occurring as soon as practicable on or after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII of the Plan and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII of the Plan.

48. “Distribution Record Date” means the record date for purposes of making distributions under the Plan, other than with respect to public securities, which date shall be the Confirmation Date or such other date as designated in an order of the Court. Distributions with respect to public securities shall be made in accordance with Article VII.C of the Plan.

49. “Drilling Partnership Secured Hedging Facility Agreement” means that certain Secured Hedging Facility Agreement, dated as of March 5, 2012 (as amended, supplemented, or otherwise modified from time to time) by and among Atlas Resources LLC, as master general partner, the Participating Partnerships (as defined in the Drilling Partnership Secured Hedging Facility Agreement), each hedge provider party thereto, and Wells Fargo Bank, National Association, as collateral agent.

50. “DTC” means The Depository Trust Company.

51. “Employment Agreements” shall have the meaning ascribed to such term in Article V.L of the Plan.

52. “Effective Date” means the first business day after which all provisions, terms and conditions specified in Article IX.B have been satisfied or waived pursuant to Article IX.C.

53. “Entity” shall have the meaning set forth in section 101 of the Bankruptcy Code.

54. “Equity Interest” means (a) an Interest in any of the Debtors and (b) any Section 510(b) Claims.

55. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

56. “Excluded Releasing Party” shall mean the holders of Impaired Claims who (i) have been deemed to reject the Plan, (ii) have abstained from voting, or (iii) have voted to reject the Plan and have checked the box on the applicable ballot indicating that they opt to not grant the third-party releases provided in the Plan.

57. “Exculpated Claim” means any Cause of Action or any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in or out-of-court restructuring efforts, the Chapter 11 Cases, the marketing process, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Restructuring Support Agreement, the Definitive Documentation, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance including: (a) the issuance of the New Holdco Common Shares; (b) the execution, delivery, and performance of the Exit Facility Documents, the New Second Lien Credit Agreement, and the Definitive Documentation; and (c) the distribution of property under the Plan or any other agreement under the Plan; provided that the Exculpated Parties shall be entitled, in all respects, to reasonably rely upon the advice of counsel with respect to the foregoing; provided further that the foregoing shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising under the Confirmation Order, the Plan, the Exit Facility Documents, the New Second Lien Credit Agreement, the Definitive Documentation, and any contracts, instruments, releases, and other agreements or documents delivered in connection with, or contemplated by, the foregoing.

58. “Exculpated Party” means, other than any Excluded Releasing Party, each of: (a) the Debtors, (b) the Reorganized Debtors, (c) [any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such]; (d) holders of First Lien Claims; (e) the First Lien Secured Parties; (f) the Hedging Facility Secured Parties; (g) the Second Lien Lenders and other holders of Second Lien Claims; (h) the Second Lien Agent; (i) holders of Notes Claims; (j) the Indenture Trustees; (k) the Restructuring Support Parties; (l) the Hedging Lenders; (m) the Exit Facility Agent; (n) the Exit Facility Lenders; (o) the New Second Lien Agent, (p) the New Second Lien Lenders; (q) counsel and other advisors to the Ad Hoc Group; and (r) with respect to each of the foregoing Entities in clauses (a) through (q), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such.

59. “Exculpation” means the exculpation provision set forth in Article VIII.D hereof.

60. “Executory Contract” means a contract to which any of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

61. “Existing Employment Agreements” shall have the meaning ascribed to such term in Article V.L of the Plan.

62. “Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 23, 2015, among certain of the Debtors, the First Lien Agent and the Second Lien Agent.

63. “Exit Facility” means the new senior secured reserve-based revolving loan and letter of credit facility entered into by the Reorganized Debtors, the Exit Facility Agent and the Exit Facility Lenders under the Exit Facility Documents, which facility shall have a maximum commitment amount of $440 million.

64. “Exit Facility Agent” means Wells Fargo Bank, N.A., as administrative agent under the Exit Facility Credit Agreement.

65. “Exit Facility Collateral” shall have the meaning ascribed to the term “Collateral” and any similar term in the Exit Facility Documents or the New Second Lien Documents, as applicable, which shall, from and after the Effective Date secure (a) the Exit Facility pursuant to the Exit Facility Documents on a first-priority basis and (b) subject to the Exit Intercreditor Agreement, the obligations under the New Second Lien Loan Documents on a second priority basis.

66. “Exit Facility Credit Agreement” means the credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, containing terms consistent with the Exit Facility Term Sheet, acceptable to the Required Consenting First Lien Lenders, the Exit Facility Agent, the Hedging Lenders and the Debtors and, to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders.

67. “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, mortgages, deeds of trust, and other documents or instruments to executed or delivered in connection with the Exit Facility, which shall be in form and substance satisfactory to the Exit Facility Agent, the Exit Facility Lenders and the Hedging Lenders and, to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders and subject to the Exit Intercreditor Agreement.

68. “Exit Facility Lenders” means, collectively, the Exit Facility Revolver Lenders and the Exit Facility Term Lenders.

69. “Exit Facility Revolver Lenders” means the First Lien Lenders and each other lender that shall become a revolving loan lender under the Exit Facility from time to time in accordance with the Exit Facility Credit Agreement.

70. “Exit Facility Term Lenders” means the First Lien Lenders and each other lender that shall become a term loan lender under the Exit Facility from time to time in accordance with the Exit Facility Credit Agreement.

71. “Exit Facility Term Sheet” means the term sheet for the Exit Facility annexed to the Restructuring Support Agreement as Exhibit A.

72. “Exit Intercreditor Agreement” means the intercreditor agreement governing the rights of the Exit Facility Agent and the New Second Lien Agent with respect to the Exit Facility Collateral, which shall be in the same form as the Existing Intercreditor Agreement with such other modifications consistent with the Restructuring Support Agreement and as mutually agreed to among the Exit Facility Agent, the New Second Lien Agent, the Exit Facility Lenders, and the New Second Lien Lenders.

73. “Fee Claim” means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases, if any, by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.

74. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

75. “FinCo” means Atlas Resource Finance Corporation, a Delaware corporation that, on or before the Effective Date, will be renamed ARP FinanceCo LLC and become New HoldCo on the Effective Date.

76. “First Lien Agent” means Wells Fargo Bank, National Association (including its predecessors, successors, and assigns) in its capacities as administrative agent and collateral agent under the First Lien Credit Agreement and other First Lien Documents.

77. “First Lien Claims” means any Claim arising under or in connection with the First Lien Documents, the Secured Swap Agreements, and agreements with Bank Products Providers for Bank Products (as such terms are defined in the First Lien Documents).

78. “First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2013 by and among ARP, the lenders from time to time party thereto, and the First Lien Agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

79. “First Lien Credit Facility” means the reserve-based revolving credit facility under the First Lien Credit Agreement.

80. “First Lien Documents” means, collectively, the First Lien Credit Agreement, all other “Loan Documents” under and as defined in the First Lien Credit Agreement, and all related amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the First Lien Credit Agreement, in each case as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

81. “First Lien Lenders” means, collectively, those entities identified as “Lenders,” “Issuing Banks,” “Secured Swap Providers,” or “Bank Product Providers” under the First Lien Documents and any other entity that is covered by the indemnification and expense provisions pursuant to the First Lien Documents and their respective predecessors, successors, and assigns.

82. “First Lien Secured Parties” means, collectively, (a) the First Lien Agent, (b) the First Lien Lenders, and (c) with respect to each of the foregoing entities in clauses (a) and (b), solely as to the release, exculpation and injunction provisions of the Plan or to the extent such obligation otherwise exists under the First Lien Documents, such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each solely in their capacity as such.

83. “General Unsecured Claims” means any Claim against any Debtor, unless such Claim is: (a) an Intercompany Claim, (b) an Administrative Expense Claim, (c) a Priority Tax Claim, (d) a Priority Non-Tax Claim, (e) a Section 510(b) Claim, (f) an Other Secured Claim, and any deficiency claim arising therefrom, (g) Notes Claims, (h) a Second Lien Claim, (i) a First Lien Claim, or (j) based on any Equity Interest.

84. “Hedging Facility Secured Parties” means, collectively, (a) those entities identified as “Hedge Providers” under the Drilling Partnership Secured Hedging Facility Agreement and their predecessors, successors, and assigns, (b) Wells Fargo Bank, National Association (including its predecessors, successors, and assigns), in its capacity as collateral agent under the Drilling Partnership Secured Hedging Facility Agreement, and (c) with respect to each of the foregoing entities in clauses (a) and (b), solely as to the release, exculpation and injunction provisions of the Plan or to the extent such obligation otherwise exists under the Drilling Partnership Secured Hedging Facility Agreement, such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each solely in their capacity as such.

85. “Hedging Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

86. “Hedging Order” has the meaning ascribed to such term in the Restructuring Support Agreement.

87. “Holdings” means Atlas Resource Partners Holdings, LLC, a Delaware limited liability company that is a direct, wholly-owned subsidiary of ARP.

88. “Impaired” means, when used in reference to a Claim or an Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

89. “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

90. “Indenture Trustees” means the 7.75% Senior Notes Indenture Trustee and the 9.25% Senior Notes Indenture Trustee.

91. “Indenture Trustees’ Fee and Expense Claims” means compensation, as agreed upon pursuant to the Senior Notes Indentures governing the Senior Notes, and all reasonable disbursements, advances and expenses incurred or made by such Indenture Trustee, which shall include the reasonable compensation, disbursements and expenses of such Indenture Trustee’s agents and counsel incurred by the Indenture Trustees and their attorneys in connection with the Chapter 11 Cases, including negotiation, evaluation, formulation and consummation of the Plan and the distributions under the Plan, which compensation, fees, and expenses shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

92. “Intercompany Claim” means any Claim held by a Debtor or Non-Debtor Affiliate against a Debtor or Non-Debtor Affiliate.

93. “Intercompany Equity Interest” means any Equity Interest held by a Debtor.

94. “Interest” means any equity security in the Debtors as defined in section 101(16) of the Bankruptcy Code, including the Preferred Units, the Common Units, and all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights (including any rights under registration agreements or equity incentive agreements) to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

95. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

96. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

97. “Management Incentive Program” means the management incentive program described in Article V.K, which shall be implemented after the Effective Date and which shall be consistent with the terms of the Restructuring Support Agreement.

98. “Management Incentive Program Agreements” means the agreements that will govern the terms of the Management Incentive Program, which shall be consistent with the terms of the Restructuring Support Agreement and, to the extent inconsistent with the Restructuring Support Agreement, acceptable to the Required Consenting Second Lien Lenders and Required Consenting Noteholders.

99. “New HoldCo” means the new parent company of the Reorganized Debtors organized under Delaware law, which shall be in accordance with the Restructuring Support Agreement and named ARP FinanceCo LLC or Titan Energy Holdings LLC, or such other name as determined by the Debtors and the Required Consenting Creditors. On the Effective Date, New HoldCo shall hold 100% of the common membership interest in New OpCo LLC.

100. “New HoldCo Common Shares” means common shares representing limited liability company interests in New HoldCo to be issued pursuant to this Plan (including shares issuable pursuant to the Management Incentive Plan).

101. “New HoldCo Registration Rights Agreement” means the registration rights agreement that shall provide registration rights to certain holders of New HoldCo Common Shares, in substantially the form attached as Exhibit [●] to the Plan Supplement, and which shall be consistent with the Restructuring Support Agreement and acceptable to the Debtors, the Required Consenting Noteholders and the Required Consenting Second Lien Lenders.

102. “New OpCo LLC” means Titan Energy Operating LLC, the new limited liability company to be formed by the Effective Date in accordance with the Restructuring Support Agreement and wholly owned by New HoldCo. Upon the Effective Date, all of the assets of the Debtors’ Estates shall be vested in New OpCo LLC and its subsidiaries.

103. “New Second Lien Agent” means Wilmington Trust, National Association, and/or its duly appointed successor, in its capacity as administrative agent and collateral agent under the New Second Lien Credit Agreement.

104. “New Second Lien Credit Agreement” means the credit agreement, to be effective as of the Effective Date, containing terms consistent with the “Second Lien Exit Facility Term Sheet,” annexed as Exhibit B to Restructuring Support Agreement, and the Exit Intercreditor Agreement, and satisfactory to the Second Lien Agent, the Required Consenting Second Lien Lenders, and the Debtors and, to the extent forth in the Restructuring Support Agreement, the First Lien Agent or the Exit Facility Agent, as applicable, the Required Consenting First Lien Lenders, and the Required Consenting Noteholders.

105. “New Second Lien Documents” means, collectively, the New Second Lien Credit Agreement and all other loan documents, security agreements, pledge agreements, guarantees, mortgages, control agreements and other documents, instruments and filings related thereto, subject to the Exit Intercreditor Agreement, each of which shall be in form and substance satisfactory to the New Second Lien Agent, the Second Lien Lenders, and the Debtors and, to the extent forth in the Restructuring Support Agreement, the First Lien Agent or the Exit Facility Agent, as applicable, the Required Consenting First Lien Lenders, and the Required Consenting Noteholders.

106. “New Second Lien Lenders” means the lenders under the New Second Lien Credit Agreement.

107. “New Second Lien Loans” means those certain term loans to be extended or deemed extended pursuant to the New Second Lien Credit Agreement in the principal amount of $250 million plus the amount resulting from the accrual of interest on the principal amount of $250 million at a rate equal to the Adjusted LIBO Rate (as defined in the Second Lien Credit Agreement) plus 9% per annum during the period commencing on the Petition Date and ending on the effective date of the New Second Lien Credit Agreement.

108. “Non-Debtor Affiliate” means any Affiliate of the Debtors that has not filed a case under chapter 11 of the Bankruptcy Code.

109. “Noteholders” means holders of Notes Claims.

110. “Notes Claims” means the 7.75% Senior Notes Claims and 9.25% Senior Notes Claims.

111. “Notes Indentures” means the 7.75% Senior Notes Indenture and 9.25% Senior Notes Indenture.

112. “Oil and Gas Obligations Order” means the order entered by the Bankruptcy Court (Docket No. [●]).

113. “Other Secured Claims” means any Secured Claim against a Debtor other than a First Lien Claim or Second Lien Claim.

114. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

115. “Petition Date” means the date on which the Debtors filed their petitions for reorganization relief in the Bankruptcy Court.

116. “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of Atlas Resources Partners, L.P., et al., including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, in each case reasonably acceptable to the Debtors and Required Consenting Creditors; provided, however, that such amendments, restatements, supplements, or other modifications shall not alter the consent rights provided to certain parties herein; provided, further, that the Plan may not be amended, restated, supplemented, or otherwise modified so as to be inconsistent with the Restructuring Support Agreement without the consent of the Required Consenting Creditors.

117. “Plan Currency” means the mixture of Cash, New Second Lien Loans, and New HoldCo Common Shares to be distributed to holders of Allowed Claims pursuant to the Plan.

118. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors and in each case reasonably acceptable to the Debtors and the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance with this Plan or the Restructuring Support Agreement, in which case such document(s) need not be reasonably satisfactory to such party; provided, that if a party’s consent rights with respect to such document(s) are absolute elsewhere in this Plan or in the Restructuring Support Agreement, such document(s) must be satisfactory to such party) and in accordance with the Restructuring Support Agreement, including any exhibits and appendices to the Plan to the extent not already appended and attached.

119. “Preferred Units” means all issuances of preferred equity issued by any Debtor, including (a) the Class A Units, (b) the Class C Preferred Units, (c) the Class D Preferred Units, and (d) the Class E Preferred Units, in each case as defined in the ARP Limited Partnership Agreement.

120. “Priority Non-Tax Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

121. “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

122. “Pro Rata Share” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan; provided, however, that Section 510(b) Claims shall not be considered for purposes of “Pro Rata Shares” among all Classes.

123. “Proof of Claim” means any proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

124. “Reinstate,” “Reinstated” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered not Impaired in accordance with section 1124 of the Bankruptcy Code.

125. “Released Party” means each of: (a) the Debtors; (b) the Reorganized Debtors, (c) [any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such]; (d) holders of First Lien Claims, (e) the First Lien Secured Parties; (f) the Hedging Facility Secured Parties; (g) the Second Lien Lenders and other holders of Second Lien Claims; (h) the Second Lien Agent, (i) holders of Notes Claims; (j) the Indenture Trustees, (k) the Restructuring Support Parties, (l) the Hedging Lenders; (m) the Exit Facility Agent, (n) the Exit Facility Lenders, (o) the New Second Lien Agent, (p) the New Second Lien Lenders, (q) counsel and other advisors to the Ad Hoc Group, and (r) with respect to each of the foregoing Entities in clauses (a) through (q), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such; provided, however, that any Person or Entity that is an Excluded Releasing Party shall not be a “Released Party.”

126. “Releasing Party” means each of the following solely in its capacity as such: (a) the First Lien Agent, (b) the Second Lien Agent, (c) the holders of Notes Claims, (d) the Indenture Trustees, (e) the Restructuring Support Parties, (f) the Hedging Lenders, (g) all holders of Impaired Claims other than the Excluded Releasing Parties, (h) the holders of Unimpaired Claims, (i) counsel and other advisors to the Ad Hoc Group, and (j) with respect to the foregoing Entities in clauses (a) and (i), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such. To the extent a Person or Entity is an Excluded Releasing Party with respect to one or more Claims or Interests but is a Releasing Party with respect to one or more Claims or Interests, then such Person or Entity shall be a Releasing Party with respect to all Claims and Interests.

127. “Required Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

128. “Required Consenting First Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

129. “Required Consenting Second Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

130. “Required Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

131. “Restructuring Expenses” means, subject to the terms of the Restructuring Support Agreement, (a) the reasonable and documented fees and expenses (i) of Linklaters LLP and Vinson & Elkins LLP, as counsel to the First Lien Agent, (ii) Opportune LLP, as financial advisor to Linklaters LLP as counsel to the First Lien Agent, (iii) Latham & Watkins LLP, as counsel to the Second Lien Lenders, (iv) PJT Partners LP, as investment banker to Latham & Watkins LLP as counsel to the Second Lien Lenders, (v) Akin, Gump, Strauss, Hauer & Feld LLP, as counsel to the Ad Hoc Group, and (vi) Centerview Partners LLC, as financial advisor and investment banker to Akin, Gump, Strauss, Hauer & Feld LLP as counsel to the Ad Hoc Group; provided, however, that such reasonable and documented fees pursuant to (i) through (vi) are incurred in accordance with the engagement letters (if any); and (b) the reasonable and documented fees and expenses of the First Lien Secured Parties, the Hedging Facility Secured Parties, the Hedging Lenders, the Second Lien Agent, the Indenture Trustees, and the Second

Lien Lenders payable by the Debtors pursuant to the First Lien Credit Agreement, the other First Lien Documents, the Second Lien Credit Agreement, the other Second Lien Documents, the Notes Indentures, the Cash Collateral Order or the Hedging Order.

132. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 25, 2016, by and among the Debtors and the Restructuring Support Parties annexed to the Plan as Exhibit A, including all exhibits, appendices, schedules or annexes thereto, as may be amended in accordance with its terms.

133. “Restructuring Support Parties” has the meaning ascribed to such term in the Restructuring Support Agreement.

134. “Restructuring Transactions” shall have the meaning set forth in Article V.C.

135. “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

136. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, nonparticipating royalty interests, production payments, and all rights to payment or production arising from such interests.

137. “RSA Assumption Order” means the order entered by the Bankruptcy Court (Docket No. [●]) authorizing the Debtors to assume and perform their obligations under the Restructuring Support Agreement.

138. “Second Lien Agent” means Wilmington Trust, National Association, and/or its duly appointed successor, in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement.

139. “Second Lien Claims” means any Claim arising under or in connection with the Second Lien Credit Agreement or other Second Lien Documents.

140. “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of February 23, 2015 by and among ARP, the lenders from time to time party thereto, and the Second Lien Agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

141. “Second Lien Documents” means, collectively, the Second Lien Credit Agreement, all other “Loan Documents” under and as defined in the Second Lien Credit Agreement, and all related amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the Second Lien Credit Agreement, in each case as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

142. “Second Lien Interest Payment” shall have the meaning ascribed to such term in Article V.E of the Plan.

143. “Second Lien Lenders” means the lenders under the Second Lien Credit Agreement and any other entity that is covered by the indemnification and expense provisions pursuant to the Second Lien Documents and their respective predecessors, successors, and assigns.

144. “Second Lien Payment” means a payment made to the holders of Second Lien Claims of 10% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.

145. “Section 510(b) Claim” means any Claim against ARP that is subject to section 510(b) of the Bankruptcy Code.

146. “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

147. “Secured Swap Agreement” has the meaning ascribed to such term in the First Lien Credit Agreement.

148. “Securities Act” means the Securities Act of 1933, as amended.

149. “Senior Notes” means the 7.75% Senior Notes and 9.25% Senior Notes.

150. “Swap Contract” means the “Postpetition Secured Swap Agreements” entered into by the Debtors pursuant to the Hedging Orders in accordance with the Restructuring Support Agreement.

151. “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

152. “Tax Matters Agreement” means the tax matters agreement to be entered into on the Effective Date by and among ATLS, New HoldCo, and New OpCo LLC, which shall govern the rights and obligations of each party with respect to certain tax matters, in substantially the form attached as Exhibit [●] to the Plan Supplement, and consents thereto shall be governed by the Restructuring Support Agreement.

153. “Unexpired Lease” means a lease to which any of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

154. “Unimpaired” means any Claim or Interest that is not designated as Impaired.

155. “U.S. Trustee” means the United States Trustee for the Southern District of New York.

156. “Voting Deadline” means 5:00 p.m. (prevailing Eastern time) on August 23, 2016.

B.	Rules of Interpretation; Application of Definitions and Rules of Construction

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation of the Debtors or Reorganized Debtors, as applicable.

D.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

ARTICLE II

ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Restructuring Expenses invoiced prior to the Effective Date shall be paid on or before the Effective Date in accordance with Article V.V. hereof; provided, further, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions. For the avoidance of doubt, the Fee Claims and Restructuring Expenses shall be Allowed Administrative Expense Claims. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due. Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Administrative Expense Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Administrative Expense Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

B.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date, provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option. Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Priority Tax Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Priority Tax Claims.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

B.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

C.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.D of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	First Lien Claims	Impaired	Yes
4	Second Lien Claims	Impaired	Yes
5	Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Intercompany Equity Interests	Unimpaired / Impaired	No (Presumed to accept or deemed to reject)
9	ARP Equity Interests	Impaired	No (Deemed to reject)

D.	Treatment of Claims and Interests

1.	Class 1 – Priority Non-Tax Claims.

a. Impairment and Voting. Class 1 is Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, unless the holder of a Priority Non-Tax Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to different treatment, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

2.	Class 2 – Other Secured Claims.

a. Impairment and Voting. Class 2 is Unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

3.	Class 3 – First Lien Claims.

a. Allowance. The First Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the First Lien Documents, including those arising after the Petition Date.

b. Impairment and Voting. Class 3 is Impaired by the Plan. Each holder of an Allowed First Lien Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, each holder of an Allowed First Lien Claim shall receive, in full satisfaction of and in exchange for such Allowed First Lien Claim, its Pro Rata Share of: (i) Cash in an amount equal to the principal amount of loans and the face amount of issued letters of credit outstanding under the First Lien Credit Agreement on the Effective Date minus $440,000,000.00, (ii) accrued and unpaid interest, fees, indemnities and other obligations and claims, including expense reimbursement obligations, through the Effective Date as set forth in the Cash Collateral Order or under the First Lien Documents, to the extent not previously paid, and (iii) the Exit Facility as a term loan under the Exit Facility Credit Agreement; provided, however, that holders of Allowed First Lien Claims which elect to participate in the Exit Facility as Exit Facility Revolver Lenders shall receive revolving loans under the Exit Facility Credit Agreement.

4.	Class 4 – Second Lien Claims.

a. Allowance. The Second Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the Second Lien Documents, including those arising after the Petition Date.

b. Impairment and Voting. Class 4 is Impaired by the Plan. Each holder of an Allowed Second Lien Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of a Second Lien Claim and the Debtors agree to a less favorable treatment, in full and final satisfaction of any and all obligations arising under the Second Lien Credit Agreement, each holder of an Allowed Second Lien Claim shall receive its Pro Rata Share of (i) the Second Lien Payment, (ii) the New Second Lien Loans, and (iii) the Second Lien Interest Payment.

5.	Class 5 – Notes Claims.

a. Allowance. The Notes Claims are Allowed Claims in the aggregate amount of all outstanding principal and interest as of the Petition Date.

b. Impairment and Voting. Class 5 is Impaired by the Plan. Each holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, agree to different treatment, in full and final satisfaction of all obligations arising under the Notes Indentures, each holder of an Allowed Notes Claim shall receive its Pro Rata Share of 90% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.

6.	Class 6 – General Unsecured Claims.

a. Impairment and Voting. Class 6 is Unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors agree to different treatment (with the consent of the Required Consenting Creditors, not to be unreasonably withheld), in full and final satisfaction of any and all obligations under all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated.

7.	Class 7 – Intercompany Claims.

a. Impairment and Voting. Class 7 is Unimpaired by the Plan. Each Holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Intercompany Claim and the Debtors, with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), agree to less favorable treatment, each holder of an Intercompany Claim shall have its Interests Reinstated.

8.	Class 8 – Intercompany Equity Interests.

a. Impairment and Voting. Class 8 shall be, at the option of the Debtors with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), either Unimpaired or Impaired by the Plan. Each holder of an Allowed Intercompany Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted or rejected the Plan, as applicable.

b. Distribution. Except to the extent otherwise provided in the Plan, Class 8 Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, ARP’s Intercompany Equity Interest in Atlas Resource Partners Holdings, LLC shall be contributed to New HoldCo in accordance with Article V.C.iv of the Plan and shall not be Reinstated, as ARP shall be liquidated under the Plan.

9.	Class 9 – ARP Equity Interests.

a. Impairment and Voting. Class 9 is Impaired by the Plan. Notwithstanding the foregoing, each holder of an Allowed ARP Equity Interest is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

b. Distribution. On the Effective Date, ARP Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of ARP Equity Interests shall receive no distribution on account of such ARP Equity Interests.

E.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

F.	Discharge of Claims

Except as otherwise provided in the Plan, and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims herein will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all holders of Claims, notwithstanding whether any such holders were solicited under the Plan, abstained from voting to accept or reject the Plan, or voted to reject the Plan; (iii) all Claims will be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) except as otherwise expressly provided for in the Plan, all entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

ARTICLE IV

ACCEPTANCE REQUIREMENTS; EFFECT OF REJECTION BY ONE OR MORE

CLASSES OF CLAIMS

A.	Impaired Classes to Vote on Plan

Each holder of a Claim or Equity Interest in an Impaired Class, not otherwise deemed to have rejected the Plan, shall be entitled to vote separately to accept or reject the Plan. The Claims included in Classes 3, 4, and 5 are Impaired and entitled to vote to accept or reject the Plan. The Classes of Intercompany Claims and Intercompany Equity Interests are deemed to have accepted the Plan by virtue of proposing the Plan.

B.	Acceptance by Class of Creditors

An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.

C.	Cramdown

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code because Class 9 (ARP Equity Interests) is Impaired and deemed to reject the Plan. In the event that any Impaired Class of Claims fails to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code as to such Class.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Non-Substantive Consolidation

On the Effective Date, the Debtors’ estates shall not be deemed to be consolidated for purposes of the Plan. Any Claims against one or more of the of the Debtors based upon a guaranty, indemnity, co-signature, surety, or otherwise, of Claims against another Debtor shall be treated as separate and distinct Claims against the estates of the respective Debtors and shall be entitled to the treatment provided for under the Plan’s provisions concerning distributions.

B.	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court and any limitations or agreements set forth in the Restructuring Support Agreement.

C.	Restructuring Transactions

Prior to the Effective Date, New HoldCo shall convert into a limited liability company and New HoldCo shall file an entity classification election on Internal Revenue Service Form 8832 to be treated as a corporation for U.S. federal income tax purposes effective as of the date of its conversion into a limited liability company (the “New HoldCo Conversion”).

On the Effective Date, the following transactions (the “Restructuring Transactions”) shall be effectuated in the following order:

(i) Transfer of Obligation. The Debtors shall transfer to ARP, and ARP shall assume, all of the Debtors’ outstanding obligations related to the Senior Notes that are being discharged pursuant to the Plan.

(ii) Exit Facility and New Second Lien Credit Agreement. Except as expressly set forth in Articles V.D and V.E. below, the Debtors obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement shall be discharged, and the Reorganized Debtors shall enter into the Exit Facility and the New Second Lien Credit Agreement, as set forth below in Article V.D and V.E of the Plan.

(iii) Contribution of Assets to New HoldCo. ARP shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New HoldCo in exchange for 5,000,000 shares of New HoldCo Common Shares (to be transferred to the holders of Notes Claims and Second Lien Claims).

(iv) Equitization of Senior Notes; Second Lien Payment. ARP shall distribute 90% of the New HoldCo Common Shares to the Noteholders (subject to dilution for the Management Incentive Program) and the Senior Notes shall be cancelled. Additionally, ARP shall distribute the Second Lien Payment to the holders of Second Lien Claims.

(v) Contribution of Assets to New OpCo LLC. New HoldCo shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New OpCo LLC in exchange for 100% of the interests in New OpCo LLC. New OpCo LLC shall be managed by New HoldCo, as its managing member.

(vi) ARP Mgt LLC. ARP Mgt LLC shall receive a preferred share of equity in New HoldCo, entitling it to receive 2% of the economics of New HoldCo, as of the Effective Date, subject to the terms of the Restructuring Support Agreement, and such other rights as provided for in the Restructuring Support Agreement.

D.	Exit Facility

On or before the Effective Date, the Reorganized Debtors shall enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any other documents necessary or appropriate to satisfy the conditions to the effectiveness of the Exit Facility. Upon confirmation of the Plan, the Debtors shall be authorized, without the need for any further corporate action or without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the Exit Facility Credit Agreement, the other Exit Facility Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. For the avoidance of doubt, any letters of credit issued and outstanding under the First Lien Credit Agreement on the Effective Date shall be “rolled” into the Exit Facility, and the Swap Contracts, to the extent in effect as of the Effective Date, shall become obligations of New OpCo LLC and be secured by the Exit Facility Collateral. The Exit Facility shall be Secured by first priority security interests and liens in the Exit Facility Collateral.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Documents and any related Definitive Documentation, and upon the granting of the lien and security interests, the obligations arising under the Exit Facility Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the Exit Facility Agent for the benefit of the Exit Facility Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the Exit Facility Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the Exit Facility Credit Agreement and the other Exit Facility Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the Exit Facility Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the First Lien Documents in favor of the First Lien Secured Parties, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the Exit Facility Credit Agreement and the other Exit Facility Documents pursuant to this Plan and the terms of the Exit Facility Documents. The indemnification and expense reimbursement provisions of the First Lien Credit Agreement and First Lien Documents shall continue to govern with respect to any obligations governing the relationship between the First Lien Secured Parties (including those provisions relating to the First Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the First Lien Lenders) or that may survive termination or maturity of the First Lien Credit Facility in accordance with the terms thereof.

E.	New Second Lien Credit Agreement

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action and without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the New Second Lien Credit Agreement, the New Second Lien Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the New Second Lien Credit Agreement. The obligations under the New Second Lien Documents shall be Secured by second priority interests and liens in the Exit Facility Collateral.

On the Effective Date, the Exit Facility Agent, on behalf of itself and each Exit Facility Lender, the New Second Lien Agent, on behalf of itself and each New Second Lien Lender, and the Debtors, inter alia, shall enter into the Exit Intercreditor Agreement.

On the Effective Date, (a) upon the execution and delivery of the New Second Lien Documents and any related Definitive Documentation, and upon the granting of the lien and security interests the obligations arising under the New Second Lien Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the New Second Lien Agent for the benefit of the New Second Lien Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the New Second Lien Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the New Second Lien Credit Agreement and the other New Second Lien Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the New Second Lien Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Second Lien Documents in favor of the Second Lien Agent and Second Lien Lenders, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the New Second Lien Credit Agreement and the other New Second Lien

Documents pursuant to this Plan and the terms of the New Second Lien Documents. The indemnification and expense reimbursement provisions of the Second Lien Credit Agreement and Second Lien Documents shall continue to govern with respect to any obligations governing the relationship between the Second Lien Lenders (including those provisions relating the Second Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the Second Lien Lenders) or that may survive termination or maturity of the Second Lien Credit Agreement in accordance with the terms thereof.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash (i) all outstanding interest accrued prior to the Petition Date pursuant to the Second Lien Credit Agreement and (ii) interest accrued postpetition on the principal amount of $250 million at a rate equal to 2% per annum, in each case to the extent such amounts are not previously paid pursuant to an order of the Bankruptcy Court (the “Second Lien Interest Payment”), without the need for further notice to or approval by the Bankruptcy Court or any further corporate or other organizational action by the Debtors or Reorganized Debtors, as applicable.

F.	Issuance of New HoldCo Common Shares

Subject to and in accordance with the Amended Organizational Documents, the issuance of the New HoldCo Common Shares by New Holdco is authorized without the need for any further corporate action or any further action by the holders of Claims or Interests. All of the shares of New HoldCo Common Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the New Holdco’s Amended Organizational Documents.

Certain Noteholders and Second Lien Lenders that will hold New HoldCo Common Shares constituting “control securities” or “restricted securities” that may not be sold without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act or otherwise (such securities, “Registrable Securities”), shall enter into the New HoldCo Registration Rights Agreement, in substantially the form attached as Exhibit [●] to the Plan Supplement.

Each distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. On or before the Distribution Date, New Holdco shall issue the New HoldCo Common Shares for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Except as provided below, the Debtors intend for the New HoldCo Common Shares distributed under the Plan to be issued in book-entry form through the direct registry system of the transfer agent and DTC, and for the ownership interest of each holder of such New HoldCo Common Shares, and transfer of ownership interests therein, to be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

G.	Section 1145 Exemption

To the extent provided in section 1145 of the Bankruptcy Code and under applicable nonbankruptcy law, the issuance under the Plan of the Plan Currency will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

H.	Cancellation of Notes, Certificates, and Instruments

Unless otherwise provided for herein, on the Effective Date, all promissory notes, stock, instruments, indentures, bonds, agreements, certificates or other documents evidencing, giving rise to, or governing any First Lien Claims, Second Lien Claims, and Notes Claims against the Debtors and the ARP Equity Interests shall be deemed cancelled and shall represent only the right, if any, to participate in the distributions to be made pursuant to the Plan. The obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged and, with respect to the ARP Equity Interests, retired and thereafter cease to exist, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding the foregoing and anything else contained in the Plan, the Senior Notes shall continue in effect solely for the purposes of allowing distributions to be made under the Plan pursuant to the Notes Indentures and for the Indenture Trustees to perform such other necessary functions with respect thereto with the benefit of all the protections and other provisions of the Senior Notes in doing so.

Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article V.H shall be deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of the First Lien Credit Agreement, Second Lien Credit Agreement, and the Senior Notes. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

I.	Governance Documents and Corporate Existence

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as the Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated and pursuant to the Amended Organizational Documents. For the avoidance of doubt, the form of Corporate Governance Documents for New HoldCo shall be included in the Plan Supplement.

J.	Reorganized Debtors’ Boards of Directors

To the extent not otherwise addressed in the Restructuring Support Agreement, prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code the Debtors shall disclose the composition of each board of directors or managers of a Reorganized Debtor, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, which individuals shall be satisfactory to the Required Consenting Noteholders and Required Consenting Second Lien Lenders to the extent required under the Restructuring Support Agreement.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

K.	Management Incentive Program

Upon the Effective Date, the Reorganized Debtors shall adopt a long-term management incentive program for New HoldCo consistent with the terms set forth in the Restructuring Support Agreement (and, to the extent inconsistent with the Restructuring Support Agreement, acceptable to the Required Consenting Second Lien Lenders and Required Consenting Noteholders), which provides for a pool of 10% of the New HoldCo Common Shares (on a fully diluted basis) in New HoldCo. 2.5% of the New HoldCo Common Shares shall be granted upfront and shall be unrestricted, 5% of the New HoldCo Common Shares shall be granted upfront but vest over a three-year period, with one-third vesting each year, and be restricted. The remaining 2.5% of the New HoldCo Common Shares shall be reserved for future grants.

L.	Employee Matters

Upon the Effective Date, pursuant to Article VI.A of the Plan, the Reorganized Debtors shall enter into new employment agreements (the “Employment Agreements”) consistent in all respects with the Employment Agreements attached as Exhibit I to the Restructuring Support Agreement for the key executives listed on Exhibit B to the Plan. Any executive listed on Exhibit B to the Plan shall be employed according to the terms of such Employment Agreements. For the avoidance of doubt, (i) the occurrence of the Effective Date and the consummation of the transactions contemplated by the Plan shall not constitute a “change of control” under any Employment Agreement and shall not trigger any severance payment obligation by the Reorganized Debtors and (ii) the Reorganized Debtors shall have no liability under the terms of the employment agreements between ATLS and the key executives listed on Exhibit B to the Plan (the “Existing Employment Agreements”).

M.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; and (2) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with any Employment Agreement with the Reorganized Debtors and applicable nonbankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under nonbankruptcy law.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof are authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or Restructuring Support Agreement.

O.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

P.	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

Q.	D&O Liability Insurance Policies and D&O Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and D&O Indemnification Provisions belonging or owed to directors, officers, and employees of the Debtors (or the Estates) who served or were employed at any time by the Debtors shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies and D&O Indemnification Provisions pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and D&O Indemnification Provisions.

R.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article VIII.B hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan.

Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

S.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, but subject in all respects to all payments authorized to be made pursuant to the Oil and Gas Obligations Order, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

T.	Closing of the Chapter 11 Cases

After an estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

U.	Certain Tax Matters

(i) Tax Characterization of the Restructuring: For U.S. federal income tax purposes (and all other applicable tax purposes), the Debtors and the Restructuring Support Parties agree that (i) the New HoldCo Conversion shall be treated as a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code; (ii) the transfer of assets from ARP to New HoldCo shall be treated by reason of section 351(e)(2) of the Internal Revenue Code as a transaction governed by section 1001 of the Internal Revenue Code, pursuant to which ARP recognizes gain and/or loss with respect to the transferred assets; (iii) the cancellation of the First Lien Credit Agreement and its replacement with the Exit Facility and the cancellation of the Second Lien Credit Agreement and its replacement with the New Second Lien Loans shall be treated as a modification of the First Lien Credit Agreement and Second Lien Credit Agreement, respectively, and the assumption of such debt by New HoldCo for United States federal income tax purposes; and (iv) ARP shall recognize and report on its final federal, state, local and foreign income tax returns any income from the monetization of hedges used to repay a portion of the loans under the First Lien Credit Agreement and any and all cancellation of indebtedness or similar income arising as a result of the extinguishment of the 9.25% Senior Notes and the 7.75% Senior Notes.

(ii) In connection with the transfer of assets from ARP to New HoldCo, ATLS shall prepare and deliver to New HoldCo a copy of Form 8594, along with any required exhibits thereto, allocating the purchase price of the transferred assets among such assets in accordance with section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, ATLS, ARP and New HoldCo shall prepare and file all tax returns and reports in a manner consistent with such allocation.

(iii) ARP and New HoldCo shall elect pursuant to Treasury Regulation section 1.1274-5(b)(2) to treat any modification of the First Lien Credit Agreement and the Second Lien Credit Agreement as occurring after the transfer of assets of ARP to New HoldCo and New HoldCo’s assumption of or taking such assets subject to such debt.

(iv) On the Effective Date, ATLS, New HoldCo, and New OpCo LLC shall enter into the Tax Matters Agreement, which agreement shall govern the rights and obligations of each party thereto with respect to certain tax matters, including covenants providing that (i) ATLS shall be responsible for preparing or causing to be prepared, in its sole discretion, and filing all tax returns required to be filed by ARP and distributing Schedules K-1 to holders of ARP Equity Interests, (ii) ATLS shall be entitled to control the conduct of all tax proceedings with respect to ARP’s tax returns, (iii) New OpCo LLC shall promptly reimburse ATLS for all costs and expenses incurred in connection with preparation and filing of such tax returns and preparation and mailing of Schedules K-1, and for the conduct of any such tax proceeding, and (iv) New OpCo LLC shall assume, and shall indemnify and hold ATLS harmless against, any taxes imposed upon and payable by the Debtors.

V.	Restructuring Expenses

The Restructuring Expenses shall be Allowed Administrative Expenses without the need for any application to the Bankruptcy Court. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid pursuant to an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors or other applicable contractual arrangements, including, for the avoidance of doubt, any fees and expenses or other obligations owed to any of the First Lien Secured Parties under the First Lien Documents whether arising prepetition or postpetition and that are outstanding on the Effective Date, without the need for any application or notice to or approval by the Bankruptcy Court. Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor in accordance with the Restructuring Support Agreement and the terms of the applicable documents giving rise to such rights. Engagement agreements shall continue to be in full force and effect and shall not be terminated during the pendency of the Chapter 11 Cases and for a reasonable period of time following the Effective Date in order to attend to post-Effective Date matters.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease, including, without limitation, the Drilling Partnership Secured Hedging Facility Agreement, shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code. Moreover, the Confirmation Order will also constitute an order of the Bankruptcy Court approving the assignment of Executory Contracts or Unexpired Leases to which ARP is a party, from ARP to New OpCo LLC, pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All Assumed Agreements shall remain in full force and effect for the benefit of the Reorganized Debtors, and be enforceable by the Reorganized Debtors in accordance with their terms notwithstanding any provision in such Assumed Agreement that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the Assumed Agreements that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases is hereby deemed unenforceable. Any provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtors based on the filing of the Chapter 11 Cases or the financial condition of the Debtors shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease (other than from ARP to New OpCo LLC pursuant to Article VI.A above) with the consent of the Required Consenting Creditors (not to be unreasonably withheld), at least twenty (20) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable Cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed Cure amounts. Any applicable Cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related Cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or Cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any Cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to assignment or Cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged Cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to Cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

D.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, with the consent of the Required Consenting Creditors (not to be unreasonably withheld) in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

E.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII

DISTRIBUTIONS UNDER THE PLAN

A.	Procedures for Treating Disputed Claims

(i) Filing Proofs of Claim. Holders of Claims need not file proofs of Claim with the Court. Any and all proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

(ii) Disputed Claims. If the Debtors dispute any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, provided, however, that the Reorganized Debtors may elect to object under section 502 of the Bankruptcy Code to any proof of Claim filed by or on behalf of a holder of a Claim.

(iii) Objections to Claims. In the event a party files a proof of Claim with the Court, the Debtors, the Reorganized Debtors, and any other party in interest shall be entitled to object to such Claims. Any objections to Claims other than General Unsecured Claims shall be filed and served by the Claims Objection Deadline.

B.	Allowed Claims and Equity Interests

(i) Distributions Generally. The applicable Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Notwithstanding anything to the contrary herein, distributions to holders of Allowed First Lien Claims shall be made to or at the direction of the First Lien Agent, distributions to holders of Allowed Second Lien Claims shall be made to or at the direction of the Second Lien Agent, and the distributions for the Notes Claims shall be made to or at the direction of the 7.75% Senior Notes Indenture Trustee or the 9.25% Senior Notes Indenture Trustee, as applicable. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Article VII.B of the Plan.

(ii) Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

(iii) Date of Distributions. Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article III of the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

(iv) Rights and Powers of Disbursing Agent.

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including holders of Claims against the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or other party in interest shall have or pursue any Claim or Cause of Action vested in a Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions hereof.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(v) Expenses of Disbursing Agent. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

(vi) No Postpetition Interest on Claims. Except as specifically provided for in the Plan, the RSA Assumption Order, the Cash Collateral Order, the Hedging Order, or any other order of the Bankruptcy Court granting adequate protection to the First Lien Secured Parties the Second Lien Agent, or the Second Lien Lenders, no Claims, Allowed or otherwise (including Administrative Expense Claims), shall be entitled, under any circumstances, to receive any interest on such Claim.

(vii) Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Article VII.B of the Plan.

(viii) Unclaimed Property. Undeliverable or unclaimed distributions shall remain in the possession of the Debtors or Reorganized Debtors, as applicable, until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

(ix) Time Bar to Cash Payments. Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

(x) Manner of Payment under Plan. Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

(xi) Fractional Stock. No fractional New HoldCo Common Shares shall be issued or distributed pursuant to the Plan. If any distributions of New HoldCo Common Shares pursuant to the Plan would result in the issuance of a fractional share of New HoldCo Common Shares that is not a whole number, then the number of shares of New HoldCo Common Shares to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New HoldCo Common Shares to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Article VII.B.x. No consideration shall be provided in lieu of fractional shares that are rounded down. Fractional shares of New HoldCo Common Shares, as applicable, that are not distributed in accordance with this Article VII.B.xi shall be cancelled.

(xii) Setoffs. The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

(xiii) Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

C.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.H of the Plan, the holder of such Claim will tender any applicable instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such holder and certifying that they have been lost), to the Reorganized Debtors or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

D.	Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest. For purposes of this Article VII.D, the Second Lien Payment shall not constitute a distribution.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

As set forth herein, the Plan embodies an overall negotiated settlement of numerous Claims and issues pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan. Except with respect to the Causes of Action retained pursuant to Article V.R of the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Impaired Allowed Claim or Interest, or any distribution to be made on account of such Impaired Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Persons.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed and includes the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed expressly, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors, and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or the Estates ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in this Article VIII.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

C.	Releases by Holders of Claims

On and after the Effective Date, to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed and includes the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement that Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of a Debtor, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Person or Entity ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, the First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in this Article VIII.C shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that this Article VIII.C shall not release the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, claims, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law) as determined by a Final Order, but in all respects such Persons or Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors and, to the extent applicable, the other Exculpated Parties (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a First Lien Claims, Second Lien Claims, Notes Claims, or ARP Equity Interest, and any affiliate of such holder, shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

F.	Injunction

Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with such Entities respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in this Article VIII.F.

The injunctions in this Article VIII.F shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Release of Liens

Except as otherwise provided in the Plan, the Exit Facility Documents or the Swap Contracts or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtors at the sole cost of the Reorganized Debtors.

I.	Termination of Subordination Rights

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Except as provided in the Existing Intercreditor Agreement or the Exit Intercreditor Agreement, as applicable, all subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE

EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan:

1. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2. The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Required Consenting Creditors, (b) shall include a finding by the Bankruptcy Court that the New HoldCo Common Shares to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, and (c) shall approve entry into the Exit Facility and New Second Lien Credit Agreement as provided in Article V of the Plan.

3. The Restructuring Support Agreement has been approved pursuant to an order of the Bankruptcy Court acceptable to the Required Consenting Creditors, shall not have been terminated, and shall be in full force and effect.

4. The Cash Collateral Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

5. The Hedging Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

6. The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance with the Plan), consistent in all material respects with the Restructuring Support Agreement, and consistent with the other provisions of this Plan.

B.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date, unless such conditions have been waived pursuant to the provisions of Article IX.C.

1. The Confirmation Order entered by the Bankruptcy Court shall be consistent with the Restructuring Support Agreement and otherwise reasonably satisfactory to the Debtors and the Required Consenting Creditors; provided further that (i) the Restructuring Support Agreement shall not have been terminated in accordance with the terms thereof, and such Restructuring Support Agreement shall be in full force and effect, and (ii) all conditions to closing set forth in the Restructuring Support Agreement shall have been satisfied.

2. The Confirmation Order shall not have been stayed, modified, or vacated on appeal.

3. The Definitive Documentation (as defined in the Restructuring Support Agreement) shall be in form and substance consistent with the Restructuring Support Agreement and reasonably acceptable to the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance therewith), and consistent with the other provisions of this Plan.

4. All authorizations, consents, and regulatory approvals required (if any) in connection with the consummation of the Plan shall have been obtained.

5. The First Lien Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the First Lien Documents, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

6. The Hedging Facility Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the Drilling Partnership Secured Hedging Facility Agreement, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

7. The Notes Indenture Trustees’ Fees and Expenses shall have been paid in full in cash in accordance with the Restructuring Support Agreement, whether incurred prior to or during the pendency of the Chapter 11 Cases.

8. The Reorganized Debtors shall have executed and delivered the Exit Facility Credit Agreement and all other Exit Facility Documents, and all conditions precedent to effectiveness of the Exit Facility shall have been satisfied or waived in accordance with the terms thereof.

9. The Reorganized Debtors shall have executed and delivered the New Second Lien Credit Agreement and all other New Second Lien Documents, and all conditions precedent to effectiveness of the New Second Lien Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

10. All Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors without any further notice to or action, order, or approval of the Bankruptcy Court, provided, for the avoidance of doubt, that subject to the terms of the applicable engagement letter, any Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor.

11. All fees and expenses payable by the Debtors under the Cash Collateral Order and the Hedging Order shall have been paid in full in Cash.

12. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The Debtors, with the written consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld), may waive the conditions to confirmation of the Plan and to consummation of the Plan set forth in this Article X above at any time without leave of or order of the Bankruptcy Court and without any formal action.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Failure of Conditions

If the Effective Date of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders or any other Entity; (c) constitute an allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders of Claims or Equity Interests, or any other Entity in any respect.

ARTICLE X

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained in the Plan, and subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right (with the consent of the Required Consenting Creditors and the First Lien Agent), in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, with the consent of the Required Consenting Creditors and the First Lien Agent or the Exit Facility Agent, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code. Notwithstanding the foregoing, the Confirmation Order shall authorize the Debtors or the Reorganized Debtors, as the case may be, with the consent of the Required Consenting Creditors and the First Lien Agent, to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date of the Plan does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation, or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to any Cause of Action;

7. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12. resolve any cases, controversies, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII hereof;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14. adjudicate any and all disputes arising from or relating to distributions under the Plan;

15. consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

17. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

18. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

19. determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement or the Confirmation Order;

20. enforce all orders previously entered by the Bankruptcy Court;

21. hear any other matter not inconsistent with the Bankruptcy Code; and

22. enter an order concluding or closing the Chapter 11 Cases.

The Plan shall not modify the jurisdictional provisions of the Exit Facility Documents, the New Second Lien Documents, the Amended Organizational Documents for any of the Reorganized Debtors, the Corporate Governance Documents, the Management Incentive Program Agreements and any documents set forth in the Plan Supplement. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents or the New Second Lien Documents, and the jurisdictional provisions of such documents shall control.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

As of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of any Statutory Committee

On the Effective Date, any statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from or related to the Chapter 11 Cases.

D.	Reservation of Rights

None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

F.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors or the Reorganized Debtors:

Atlas Resource Partners, L.P.

712 Fifth Avenue, 11th Floor

New York, NY 10019

Attn: Daniel Herz, Chief Executive Officer

Tel.: (212) 506-3813

Fax: (646) 924-3048

Email: DHerz@atlasenergy.com

Attn: Lisa Washington

Tel: (215) 717-3387

Fax: (215) 405-3823

Email: LWashington@atlasenergy.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attn: David M. Turetsky

Tel.: (212) 735-3000

Fax.: (212) 735-2000

Email: david.turetsky@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Suite 2700

Chicago, Illinois 60606

Attn: Ron E. Meisler

Tel.: (312) 407-0700

Fax: (312) 407-8641

Email: ron.meisler@skadden.com

Attn: Felicia Gerber Perlman

Tel.: (312) 407-0700

Fax: (312) 407-8582

Email: fperlman@skadden.com

Attn: Carl T. Tullson

Tel.: (312) 407-0379

Fax.: (312) 827-9436

Email: carl.tullson@skadden.com

2.	if to the First Lien Lenders, the Exit Facility Lenders, the First Lien Agent, or the Exit Facility Agent:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Margot Schonholtz

Tel.: (212) 903-9043

Fax.: (212) 903-9100

Email: margot.schonholtz@linklaters.com

Attn: Penelope Jensen

Tel.: (212) 903-9087

Fax.: (212) 903-9100

Email: penelope.jensen@linklaters.com

3.	if to the Second Lien Lenders or the Second Lien Agent:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10019

Attn: Adam J. Goldberg

Tel.: (212) 906-1828

Fax.: (212) 751-4864

Email: adam.goldberg@lw.com

Attn: Jonathan Rod

Tel: (212) 906-1363

Fax: (212) 751-4864

Email: jonathan.rod@lw.com

4.	if to the Ad Hoc Group:

Akin, Gump, Strauss, Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

Attn: Scott L. Alberino

Tel: (202) 887-4000

Fax: (202) 887-4288

Email: salberino@akingump.com

Akin, Gump, Strauss, Hauer & Feld LLP

1999 Avenue of the Stars, Suite 600

Los Angeles, CA 90067-3010

Attn: David P. Simonds

Tel.: (310) 229-1000

Fax: (310) 229-1001

Email: dsimonds@akingump.com

G.	Entire Agreement

Except as otherwise indicated, the Restructuring Support Agreement, the Plan, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the written consent of the Debtors and the Required Consenting Creditors.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court’s website at https://ecf.nysb.uscourts.gov or at the website of http://dm.epiq11.com/Atlas. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors and, to the extent applicable, the Exculpated Parties, will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New HoldCo Common Shares offered and sold under the Plan.

K.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; provided, further, that in the event of any conflict between the Plan and the Restructuring Support Agreement, the Restructuring Support Agreement shall govern and control. For the avoidance of doubt, in the event of any inconsistency between this Plan (including the Plan Supplement) and the Confirmation Order, the Confirmation Order shall govern.

After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Dated: July 25, 2016

Respectfully submitted,

Atlas Resource Partners, L.P., on behalf of itself and each of the other Debtors

By:	/s/ Jeffrey M. Slotterback
Name:	Jeffrey M. Slotterback
Title:	Chief Financial Officer

EXHIBIT A

TO THE JOINT PREPACKAGED CHAPTER 11 PLAN

OF ARP RESOURCE PARTNERS, L.P., ET AL.

RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT B

TO THE JOINT PREPACKAGED CHAPTER 11 PLAN

OF ARP RESOURCE PARTNERS, L.P., ET AL.

KEY EXECUTIVES

1.	Edward E. Cohen

2.	Jonathan Z. Cohen

3.	Daniel C. Herz

4.	Mark Schumacher

1